APPENDIX A

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CASCADIA CAPITAL CORPORATION

Pursuant to the provisions of NRS 78.385 and 78.390 Nevada Revised Statutes, this Nevada profit corporation adopts the following articles of amendment to its articles of incorporation:

1. Name of Corporation: CASCADIA CAPITAL CORPORATION

2. The Articles have been amended as follows (provide article numbers if available):

Article I. The name of this corporation is:

STORAGE ALLIANCE INC.

3. The vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater portion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 54%.*

4. Officer Signature (Required)

/s/ Jeff Ascah
JEFF ASCAH, President and Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.